June 9, 2022

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the Recent Changes (unaudited) section in Form N-CSR dated June 9, 2022 of CPG Vintage Access Fund III, LLC and are in agreement with the statements contained under the caption "Change in Independent Registered Public Accounting Firm" which reference Ernst & Young LLP on page 38 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Boston, MA